     Tidelands Royalty Trust “B”
News Release
TIDELANDS ROYALTY TRUST “B”
ANNOUNCES THIRD QUARTER CASH DISTRIBUTION
     DALLAS, Texas, September 20, 2011 — Tidelands Royalty Trust “B” (Pink Sheets: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.271291 per unit, payable on October 14, 2011, to unitholders of record on September 30, 2011. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.
     The distribution this quarter increased to $0.271291 per unit from $0.199804 per unit last quarter. Royalties received this quarter as compared to the last quarter are up primarily due to an increase in the price of oil and in the volume of oil produced. The production of natural gas decreased slightly, while the price of natural gas remained unchanged.
     Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management Toll Free — 1.800.985.0794